Exhibit 10.13

MANAGEMENT UNIT SUBSCRIPTION AGREEMENT

(Class B Units)

THIS MANAGEMENT UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) by and between BP Healthcare Holdings LLC, a Delaware limited liability company (the “Company”), and the individual named on the Executive Master Signature Page hereto (“Executive”) is made as of the date set forth on such Executive Master Signature Page.

WHEREAS, on the terms and subject to the conditions hereof, Executive desires to subscribe for and acquire from the Company, and the Company desires to issue and provide to Executive, the Company’s Class B Units (the “Units”), in each case in the amount set forth on Executive’s Master Signature Page, as hereinafter set forth; and

WHEREAS, this Agreement is one of several agreements being entered into by the Company or its Affiliates with certain persons who are or will be key employees or advisors of the Company or one or more Subsidiaries (collectively with Executive, the “Management Investors”) as part of a management equity purchase plan designed to comply with Regulation D or Rule 701, as applicable, promulgated under the Securities Act (as defined below);

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions.

1.1 Affiliate. An “Affiliate” of, or Person “Affiliated” with, a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

1.2 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.3 Blackstone. The term “Blackstone” means Blackstone Capital Partners V L.P. and its Affiliates.

1.4 Board. The “Board” shall mean the Company’s Board of Directors.

1.5 Cause. The term “Cause” shall mean (A) Executive’s willful and continued failure to substantially perform Executive’s duties to the Company or any of its Subsidiaries or Affiliates (other than as a result of total or partial incapacity due to physical or mental illness or as a result of Executive resigning as Chief Executive Officer of Apria) which failure has continued for a period of at least 20 days following delivery to Executive of written demand by the Company or any of its Subsidiaries or Affiliates specifying the manner in which Executive has willfully failed to so perform; (B) Advisor’s engagement in fraud or willful dishonesty (other than dishonesty that has no material detrimental impact on the reputation or business of the Company and its Affiliates); (C) any act on the part of Executive that constitutes a felony (other than traffic offenses), or its equivalent under applicable non-U.S. law (provided that if

Executive’s employment is terminated for “Cause” as a result of any such act, but is not convicted in respect of, and does not plead guilty or nolo contendere to, the applicable conduct before a court of competent jurisdiction, then the Company shall have the burden of establishing by clear and convincing evidence that such conduct occurred and could reasonably be expected to have a material detrimental impact on the reputation or business of the Company and its Affiliates (and the failure to so satisfy such burden shall result in the termination of Executive’s employment being without Cause) or (D) Executive’s material breach of the provisions of Appendix A hereto; provided, further, that “Cause” shall cease to exist for an event on the 90th day following the later of its occurrence or the knowledge thereof by a majority of the Board, unless the Company or any of its Subsidiaries or Affiliates has given Executive written notice thereof prior to such date. A termination of Executive shall not be deemed with Cause unless and until there shall have been delivered to Executive a copy of a finding duly approved by a majority of the entire membership of the Board (not including Executive), concluding that, in the good faith opinion of such majority, Executive has engaged in the conduct described in one or more of the clauses above, specifying the particulars thereof in reasonable detail and demonstrating that no cure by Executive was effected following giving Executive 20 days to cure the negative impact of such conduct after written notice by the Company or any of its Subsidiaries or Affiliates to Executive of such conduct, or, in the Board’s good faith reasonable judgment, no cure was possible.

1.6 Change of Control. The term “Change of Control” shall have the meaning set forth in either the LLC Agreement or the Amended and Restated Limited Liability Company Agreement of Sky Acquisition LLC, dated as of the date hereof, as it may be amended or supplemented thereafter from time to time.

1.7 Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

1.8 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.2.

1.9 Company. The term “Company” shall have the meaning set forth in the preface.

1.10 Constructive Termination. The term “Constructive Termination” shall be deemed to have occurred upon (A) the failure of the Company or its Subsidiaries to pay or cause to be paid Executive’s base salary, annual bonus, director’s fees and reimbursable expenses (in each case, if any) when due under the Employment Agreement (or, if applicable, the Services Agreement attached thereto); (B) a reduction in such base salary, target annual bonus or director’s fees payable under the Employment Agreement (or, if applicable, the Services Agreement attached thereto), but excluding as a result of Executive ceasing to be Chief Executive Officer of Holdings or Apria as contemplated by Sections 2(c), 3(a) or 3(b) of the Employment Agreement; (C) any substantial and sustained diminution in Executive’s authority or responsibilities as of the Closing Date, but excluding as a result of Executive ceasing to be Chief Executive Officer of Holdings or Apria as contemplated by Sections 2(c), 3(a) or 3(b) of the Employment Agreement or (D) any material breach by the Company or its Subsidiaries of any material agreement with Executive; provided that none of these events shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after receipt from Executive of written notice specifying in reasonable detail the event which constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

1.11 Cost. The term “Cost” shall mean the price per Unit paid by Executive, if any, as proportionately adjusted for all subsequent distributions of Units and other recapitalizations and less the amount of any distributions (excluding tax distributions) made with respect to the Units pursuant to the Company’s organizational documents; provided that “Cost” may not be less than zero.

1.12 Disability. The term “Disability” shall mean Executive’s inability, for a period of six (6) consecutive months or for an aggregate of twelve (12) months in any twenty-four (24) consecutive month period, to perform Executive’s employment duties as a result of Executive becoming physically or mentally incapacitated. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

1.13 Employee and Employment. The term “employee” shall mean, without any inference as to negate Executive’s status as a member of the Company for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of the Company or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee or advisor or board member to the Company or any of its Subsidiaries.

1.14 Executive. The term “Executive” shall have the meaning set forth in the preface.

1.15 Executive’s Group. The term “Executive’s Group” shall have the meaning set forth in Section 4.1(a).

1.16 Fair Market Value. The term “Fair Market Value” used in connection with the value of Units shall mean (a) if there is a public market for the equity of the Company, Holdings or Apria on the applicable date, the value for the Units shall be implied by the average of the high and low closing bid prices of such equity during the last 10 trading days on the stock exchange on which the equity is principally trading or (b) if there is no public market for the equity on such date, the value for the Units shall be determined in good faith by the Board after consultation with Executive and the Chief Executive Officer and Chief Financial Officer of Apria, in either case assuming, for purposes of determining Fair Market Value, application of the distribution and dissolution provisions contained in Sections 4.4 and 5.2(b) of the LLC Agreement; provided, however, if such Fair Market Value determination occurs more than three months removed from the most recent third-party valuation with respect to such equity, the

Board shall be required to obtain a current valuation from a nationally recognized third-party valuation firm selected by the Board and reasonably acceptable to Executive prior to making such determination of Fair Market Value (unless Executive and the Board can mutually agree on Fair Market Value prior to such determination).

1.17 Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time (collectively, the “Financing Agreements”).

1.18 LLC Agreement. The term “LLC Agreement” shall have the meaning set forth in the Securityholders Agreement.

1.19 Management Investors. The term “Management Investors” shall have the meaning set forth in the preface.

1.20 Merger Agreement. The term “Merger Agreement” shall mean the Agreement and Plan of Merger by and among Apria Healthcare Group Inc., a Delaware corporation (“Apria”), Sky Acquisition LLC, a Delaware limited liability company (“Holdings”), and Sky Merger Sub Corporation, a Delaware corporation, dated as of June 18, 2008.

1.21 Permitted Transferee. The term “Permitted Transferee” means any Person to whom Executive transfers Units in accordance with the Securityholders Agreement (other than the Sponsor and the Company and their respective Affiliates and except for transfers pursuant to a Public Offering).

1.22 Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.23 Public Offering. The term “Public Offering” shall have the meaning set forth in the Securityholders Agreement.

1.24 Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.25 Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of the date hereof among the Sponsor, one or more Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.

1.26 Sponsor. The term “Sponsor” means Blackstone.

1.27 Subsidiary. The term “Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.

1.28 Termination Date. The term “Termination Date” means the date upon which Executive’s employment with the Company and its Subsidiaries is terminated.

1.29 Unvested Units. The term “Unvested Units” means, with respect to Executive’s Class B Units, the number of such Units that are not “Vested Units”.

1.30 Vested Units. The term “Vested Units” shall mean, with respect to an Executive’s Class B Units, the number of such Units that are vested, as determined in accordance with Schedule I attached hereto. The Board may elect at any time to treat Units as Vested Units by resolution.

1.31 Vesting Date. The term “Vesting Date” shall mean, October 28, 2008.

2. Subscription for and Grant of Units.

2.1 Grant of Units. Pursuant to the terms and subject to the conditions set forth in this Agreement, Executive hereby subscribes for and agrees to acquire, and the Company hereby agrees to issue and award to Executive on the Closing Date, the number of Units set forth on Executive’s Master Signature Page in exchange for services performed for the Company and its Subsidiaries by Executive.

2.2 The Closing. The closing (the “Closing”) of the grant of Units hereunder shall take place one business day following the date hereof. The date of the Closing shall be the “Closing Date”.

2.3 Section 83(b) Election. Within 10 days after the Closing, Executive shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A to Executive’s Master Signature Page. Executive shall timely (within 30 days of the Closing) file (via certified mail, return receipt requested) such election with the Internal Revenue Service and shall thereafter notify the Company it has made such timely filing. Executive should consult his tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of Units.

2.4 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue, grant to Executive any Units unless (i) Executive is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date and (iii) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

3. Investment Representations and Covenants of Executive and Representations of the Company.

3.1 Units Unregistered. Executive acknowledges and represents that Executive has been advised by the Company that:

(a) the offer and sale of the Units have not been registered under the Securities Act;

(b) the Units must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the Securityholders Agreement);

(c) there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d) a restrictive legend in the form set forth below and the legends set forth in Section 7.3(a) and (b) of the Securityholders Agreement shall be placed on the certificates, if any, representing the Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT UNITS SUBSCRIPTION AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

3.2 Additional Investment Representations. Executive represents and warrants that:

(a) Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Units;

(b) Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Units;

(c) Executive understands that the Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for Executive to liquidate Executive’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that if under certain circumstances Executive ceases to be an employee of the Company or its Subsidiaries, the Company and its Affiliates may have the right to repurchase the Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) Executive understands and has taken cognizance of all the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, no representations or warranties have been made to Executive or Executive’s representatives concerning the Units or the Company or their prospects or other matters;

(f) Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Units and to obtain any additional information which Executive deems necessary;

(g) all information which Executive has provided to the Company and the Company’s representatives concerning Executive and Executive’s financial position is complete and correct in all material respects as of the date of this Agreement; and

(h) Executive is or is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as indicated on Executive’s Master Signature Page.

3.3 Other Representations. Executive acknowledges that Blackstone and its Affiliates may, from time to time, provide services to the Company and its Affiliates for which a fee will be paid by the Company or its Affiliates, including an annual monitoring/advisory fee.

3.4 Representations and Warranties of the Company.

(a) Organization. The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) has the requisite power and authority to own or lease and operate its assets and carry on its business.

(b) Authorization. The Company (or its Affiliate) has the requisite power and authority to enter into this Agreement, the LLC Agreement, the Employment Agreement dated as of the date hereof between Executive, the Company, Holdings and Apria (the “Employment Agreement”) and the Securityholders Agreement (together, the “Transaction Documents”). The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company.

(c) Due Issuance and Authorization of Units. The Units being issued pursuant to this Agreement have been duly authorized and upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are legally applicable to membership interests in a Delaware limited liability company).

4. Certain Sales and Forfeitures Upon Termination of Employment; Variations to Securityholders Agreement.

4.1 Put Option.

(a) Prior to the occurrence of the initial Public Offering, if Executive’s employment with the Company and its Subsidiaries terminates due to the death of Executive or is terminated by the Company or any of its Subsidiaries or by Executive as a result of Executive’s Disability, Executive and Executive’s Permitted Transferees (hereinafter sometimes collectively referred to as “Executive’s Group”) shall have the right, subject to the provisions of Section 5 hereof, for 180 days following the Termination Date, to sell to the Company (the “Put Right”), and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from each member of Executive’s Group, all (but not less than all) of the number of Vested Units then held by Executive’s Group that equals all Vested Units collectively held by Executive’s Group at a price per Unit equal to the Fair Market Value of such Units (measured as of the date that the relevant election to purchase such Units is delivered (the “Valuation Date”)). In order to exercise its rights with respect to the Vested Units pursuant to this Section 4.1(a), Executive’s Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other units of the Company held by Executive’s Group in accordance with the terms of the agreements pursuant to which such other units were acquired from the Company.

(b) If Executive’s Group desires to exercise the Put Right, the members of Executive’s Group shall send one written notice to the Company setting forth such members’ intention to collectively sell all of their Vested Units pursuant to Section 4.1(a), which notice shall include the signature of each member of Executive’s Group. Subject to the provisions of Section 5.1, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of such notice.

4.2 Call Options.

(a) If Executive’s employment with the Company and its Subsidiaries is terminated (1) by the Company or any of its Subsidiaries with Cause (or by Executive when grounds exist for a termination by the Company or any of its Subsidiaries with Cause; provided that the Company has delivered written notice to Executive, within 90 days of the date Executive’s employment with the Company or any of its Subsidiaries has terminated, that the Company or any of its Subsidiaries believe grounds for Cause exist) or as a result of the Disability of Executive, (2) due to the death of Executive or (3) prior to the fourth anniversary of the Vesting Date, by Executive (other than as a result of a Constructive Termination), then the Company shall have the right, for 90 days following the later of (x) the applicable Termination Date, or (y) if applicable, to avoid adverse accounting treatment, the date that is six months and one day after the date on which Executive became vested in the applicable Units (the “Call Option”), and each member of Executive’s Group shall be required to sell to the Company, all Vested Units then held by such member of Executive’s Group at a price per Unit equal to the applicable purchase price determined as follows:

(i) Termination with Cause. If Executive’s employment with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries with Cause (or by Executive when grounds exist for a termination by the Company or any of its Subsidiaries with Cause), the purchase price per Unit will be the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost; and

(ii) Death or Disability; Voluntary Resignation. If Executive’s employment with the Company and its Subsidiaries is terminated (x) by the Company or any of its Subsidiaries as a result of the Disability of Executive, (y) due to the death of Executive or (z) by Executive prior to the fourth anniversary of the Vesting Date (other than as a result of a Constructive Termination), the purchase price per Unit will be the Fair Market Value thereof (measured as of the Valuation Date).

The Call Option in respect of Vested Units shall expire upon the occurrence of a Public Offering. For purposes of clarification, the number of Vested Units shall be determined after giving effect to the provisions of Schedule I attached hereto.

(b) If Executive’s employment with the Company and its Subsidiaries is terminated for any reason, all Unvested Time-Vesting Units (as defined in Schedule I hereto) will be forfeited (or, to the extent a forfeiture is not permissible under applicable law for any reason, the Unvested Time-Vesting Units shall be subject to the Call Option in Section 4.2(a) with the purchase price per Unvested Time-Vesting Units equal to the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost). All Unvested Performance-Vesting Units (as defined in Schedule I hereto) shall remain outstanding and shall become Vested Units or be terminated in accordance with Schedule I hereto.

(c) If the Company desires to exercise its Call Option pursuant to this Section 4.2, the Company shall send written notice to each member of Executive’s Group of its intention to purchase Units, specifying the number of Units to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(d) Notwithstanding the foregoing, if the Company elects not to exercise its Call Option pursuant to this Section 4.2, the Sponsor may elect to purchase such Units on the same terms and conditions set forth in this Section 4.2 by providing written notice to each member of Executive’s Group of its intention to purchase Units.

4.3 Obligation to Sell Several. If there is more than one member of Executive’s Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5. Certain Limitations on the Company’s Obligations to Purchase Units.

5.1 Prohibition of Purchases. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Units at any time pursuant to Section 4, regardless of whether it has delivered a notice of its election to purchase any such Units, to the extent that the purchase of such Units or the payment to the Company or one of its Subsidiaries of a cash dividend or distribution by a Subsidiary of the Company that is necessary to fund such purchase (together with any other purchases of Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees of the Company and its Subsidiaries of which the Company has at such time been given or has given notice and together with cash dividends and distributions necessary to fund such other purchases) would result in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property. The Company shall, within fifteen days of learning of any such fact, so notify the members of Executive’s Group that it is not obligated to purchase Units hereunder.

5.2 Payment for Units. If at any time the Company elects or is required to purchase any Units pursuant to Section 4, the Company shall pay the purchase price for the Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from Executive to the Company or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of Executive’s Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Units so purchased, duly endorsed; provided that if (x) any of the conditions set forth in Section 5.1 exists or (y) such purchase of Units would result in a Financing Default, in each case which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution) (each a “Cash Payment Restriction”), the portion of the cash payment so prohibited may be made with respect to the exercise of any Put Right, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness provided that no dividends, distributions or payments shall be made with respect to the Company’s Class A units prior to payment in full of the Junior Subordinated Note (as defined) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within ten days after the Cash Payment Restriction no longer exists, and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the interest rate payable under the senior financing credit facilities of the Company or its Subsidiaries (as applicable) from time to time, and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: (A) first to any enforcement costs incurred by Executive or Executive’s Group, (B) second to interest and (C) third to principal (provided that the applicable member of Executive’s Group may reject (by delivery of a written notice at the closing of the purchase and sale) the delivery of a Junior Subordinated Note as the purchase price in the case of Section 4.1(a), in which case the Put Right shall be extended until the 90th day following delivery of written notice from the Company to Executive’s Group that the Cash Payment Restriction has lapsed, unless the Company agrees to arrange for alternative payment of the applicable purchase price in cash). In the event that a Cash Payment Restriction exists as a result of a Financing Default and the Company or its Subsidiaries is refinancing, modifying, reviewing, extending, replacing or refunding the indebtedness that resulted in the Financing Default then the Company shall use commercially reasonable efforts to cause such refinanced, modified, reviewed, extended, replaced or refunded indebtedness not to include any terms that would result in a Financing Default with respect to the payment for the Units as contemplated herein. The Company shall have the right set forth in clause (i) of the first sentence of this Section 5.2 whether or not the member of Executive’s Group selling such Units is an obligor of the Company. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of the Company. To the extent that the Company is prohibited from paying accrued interest, that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded calendar quarterly, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be immediately paid. Notwithstanding any other provision in this Agreement, the Company may elect to pay the purchase price hereunder in shares or other equity securities of one of its direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price, provided that such Subsidiary promptly repurchases such shares or other equity securities for cash equal to the applicable purchase price or a Junior Subordinated Note (if otherwise permissible hereunder) with a principal amount equal to the applicable purchase price.

6. Competitive Activity. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an investor and equityholder in the Company and its Affiliates, to the provisions of Appendix A to this Agreement.

7. Miscellaneous.

7.1 Transfers. Prior to the transfer of Units to a Permitted Transferee, Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

7.2 Recapitalizations, Exchanges, Etc., Affecting Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in Units, issuance of Units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.3 Executive’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

7.4 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Transferee shall derive any rights under this Agreement unless and until such Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that the Sponsor is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Company and the members of Executive’s Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of Executive’s Group and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(a) If to the Company:

BP Healthcare Holdings LLC

345 Park Avenue

New York, NY 10154

Attention: Neil P. Simpkins

with a copy (which shall not constitute notice) to:

The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: Neil P. Simpkins

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Gregory T. Grogan

If to Executive:

Norman C. Payson

NCP, Inc.

with a copy to:

Skadden Arps Slate Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:     Paul T. Schnell

                      Neil P. Stronski

7.9 Integration. This Agreement and the documents referred to herein (including referred to in the Executive Master Signature Page) or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.11 Injunctive Relief. The Company, Executive and Executive’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company, Executive or Executive’s Permitted Transferees, as the case may be, irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company, Executive or Executive’s Permitted Transferees may seek an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

7.12 Rights Cumulative; Waiver. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

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This Subscription Agreement between the Company and the Executive named on the Executive Master Signature Page hereto is dated and executed as of the date set forth on such Executive Master Signature Page.

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EXECUTIVE MASTER SIGNATURE PAGE

Norman C. Payson

(Executive’s Name)

Dated as of: November 21, 2008 (the “Commitment Date”)

A.	The individual named above and signatory hereto (the “Executive”) agrees to be bound by:

(1)	the Second Amended and Restated Limited Liability Company Agreement of BP Healthcare Holdings LLC, a Delaware limited liability company (the “Company”), in the form attached hereto (the “BP LLC Agreement”);

(2)	the Management Unit Subscription Agreement (Class A-2 Units), between the Company and the Executive, dated as of the Commitment Date, in the form attached hereto (the “Co-Investment Subscription Agreement”);

(3)	the Management Unit Subscription Agreement (Class B Units), between the Company and the Executive, dated as of the Commitment Date, in the form attached hereto (the “Promote Subscription Agreement” and, together with the Co-Investment Subscription Agreement, the “Subscription Agreements”); and

(4)	the Securityholders Agreement, among the Company and the other parties thereto (including the Executive), in the form attached hereto (the “Securityholders Agreement”).

B.	The Executive and the Company agree that the following information is hereby incorporated by reference into the Subscriptions Agreements:

Class of Units	Number of Units	Cash Paid (if any)
Class A-2 Units	10,000,000	$10,000,000
Class B Units	38,697,318	N/A

C.	The Executive agrees that, upon the request of the Company, Executive shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Company may reasonably request for the purpose of giving effect to the foregoing.

[Remainder of Page Intentionally Blank]

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Executive:

/s/ Norman C. Payson
Name: Norman C. Payson

Address:

Executive is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

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Agreed and accepted:

BP HEALTHCARE HOLDINGS LLC

By:	/s/ Neil P. Simpkins
Name: Neil P. Simpkins
Title: President

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SCHEDULE I

Time-Vesting Units

With regard to 80% of the Class B Units granted hereunder (the “Time-Vesting Units”), the percentage of such Time-Vesting Units that will be Vested Units in respect of a Termination Date occurring:

•	prior to 3 months after the Vesting Date, will be 0%

•	on or after 3 months after the Vesting Date, but prior to 6 months after the Vesting Date, will be 6.25%

•	on or after 6 months after the Vesting Date, but prior to 9 months after the Vesting Date, will be 12.5%

•	on or after 9 months after the Vesting Date, but prior to 12 months after the Vesting Date, will be 18.75%

•	on or after 12 months after the Vesting Date, but prior to 15 months after the Vesting Date, will be 25%

•	on or after 15 months after the Vesting Date, but prior to 18 months after the Vesting Date, will be 31.25%

•	on or after 18 months after the Vesting Date, but prior to 21 months after the Vesting Date, will be 37.5%

•	on or after 21 months after the Vesting Date, but prior to 24 months after the Vesting Date, will be 43.75%

•	on or after 24 months after the Vesting Date, but prior to 27 months after the Vesting Date, will be 50%

•	on or after 27 months after the Vesting Date, but prior to 30 months after the Vesting Date, will be 56.25%

•	on or after 30 months after the Vesting Date, but prior to 33 months after the Vesting Date, will be 62.50%

•	on or after 33 months after the Vesting Date, but prior to 36 months after the Vesting Date, will be 68.75%

•	on or after 36 months after the Vesting Date, but prior to 39 months after the Vesting Date, will be 75%

•	on or after 39 months after the Vesting Date, but prior to 42 months after the Vesting Date, will be 81.25%

•	on or after 42 months after the Vesting Date, but prior to 45 months after the Vesting Date, will be 87.5%

•	on or after 45 months after the Vesting Date, but prior to 48 months after the Vesting Date, will be 93.75%

•	on or after 48 months after the Vesting Date, will be 100%;

Notwithstanding the foregoing:

•	immediately prior to, and following, the occurrence of a Change of Control that occurs prior to the Termination Date, 100% of the Time-Vesting Units that are Unvested Units shall become Vested Units;

•

if the Sponsor receives cash proceeds in respect of 50% of its units in Holdings (measured as of the Vesting Date) equal to at least 200% of the Sponsor’s aggregate capital contributions in respect of such units prior to the Termination Date, 100% of the Time-Vesting Units that are Unvested Units shall become Vested Units; and

•

if Executive’s employment with the Company and its Subsidiaries is terminated (x) by the Company or any of its Subsidiaries without Cause or (y) by Executive as a result of a Constructive Termination, then an additional number of Time-Vesting Units equal to the number that would have vested over the 24 month period following the Termination Date shall become Vested Units immediately prior to such termination.

Except as provided in the immediately preceding sentence, any Time-Vesting Units that are Unvested Units on a Termination Date shall be immediately forfeited by Executive (or, to the extent a forfeiture is not permissible, such Time-Vesting Units that are Unvested Units shall be subject to the Call Option in Section 4.2(a) with the purchase price per Unvested Unit equal to the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost).

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Performance-Vesting Units

1. Any Class B Units that are not Time-Vesting Units will be “Performance-Vesting Units.” Initially, all Performance-Vesting Units will be Unvested Units.

2. If the Sponsor receives cash proceeds in respect of its units in Holdings equal to at least 200% of its aggregate capital contributions for all such units, 50% of the Performance-Vesting Units shall become Vested Units.

3. If the Sponsor receives cash proceeds in respect of its units in Holdings equal to at least 300% of its aggregate capital contributions for all such units, 100% of the Performance-Vesting Units shall become Vested Units.

Any Performance-Vesting Units that are Unvested Units on termination of Executive’s employment (i) by the Company without Cause, (ii) by Executive as a result of Constructive Termination or (iii) by Executive for any reason on or following the fourth anniversary of the Vesting Date, will remain outstanding until the second anniversary of the Termination Date (unless such Performance-Vesting Units become Vested Units prior to such second anniversary). Except as provided in the immediately preceding sentence, any Performance-Vesting Units that are Unvested Units on termination of Executive’s employment (or upon the second anniversary referred to in the immediately preceding sentence) shall be immediately forfeited by Executive (or, to the extent a forfeiture is not permissible, such Performance-Vesting Units that are Unvested Units shall be subject to the Call Option in Section 4.2(a) with the purchase price per Unvested Unit equal to the lesser of (A) Fair Market Value thereof (measured as of the Valuation Date) and (B) Cost).

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Appendix A

Restrictive Covenants

1. Non-Compete; Non-Solicit.

(a) For the purposes of this Appendix A, any reference to the “Company” shall mean the Company and its Subsidiaries, collectively. In view of the fact that Executive’s work for the Company brings Executive into close contact with many confidential affairs of the Company not readily available to the public, and plans for further developments, Executive agrees:

(i) to keep and retain in the strictest confidence all confidential matters of the Company, including, without limitation, “know how,” trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, and other business affairs of the Company, learned by Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company or its representatives, agents or advisors, either during or after Executive’s employment with the Company, except as required by applicable law , in the course of performing Executive’s duties hereunder or with the Company’s express consent; and

(ii) to deliver promptly to the Company on termination of Executive’s employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which Executive may then possess or have under Executive’s control;

provided that the foregoing shall not apply to information that was or becomes generally available to the public prior to, and other than as a result of, disclosure by Executive.

(b) During the period of Executive’s employment and, following termination of such employment for any reason, for 12 months following the date of such termination, (i) Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business that competes with a material line of business of Holdings or its Subsidiaries (subject to the following proviso, the “Business”) at any time; provided that for periods after the Termination Date, “material line of business” will be determined as of the Termination Date; (ii) Executive shall not engage in the Business on Executive’s own account; (iii) Executive shall not invest in any such Business, directly or indirectly, as an individual, partner, shareholder, principal, member, trustee or similar capacity and (iv) Executive shall not solicit or assist in soliciting in competition with Company in the Business, the business of any then current or prospective client or former customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company; provided, however, that nothing contained in this Section 1(b) shall be deemed to prohibit (i) Executive’s involvement in any capacity in any health plan, health insurance business or health care financing business, (ii) Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation or (iii) Executive’s passive investments in existence as of the date hereof.

(c) During the period of Executive’s employment other than in connection with Executive’s performance of services under the Employment Agreement (or, if applicable, the Services Agreement attached thereto) and, following termination of such employment for any reason, for 24 months following the date of such termination, Executive shall not, directly or indirectly:

(i) solicit or encourage any manager or executive of the Company to leave the employment or engagement of the Company; or

(ii) hire any manager or executive of the Company who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to, the termination of Executive’s employment with the Company.

provided, however, that the foregoing clause (i) shall not preclude Executive from (A) making good faith generalized solicitations for employees through advertisements or search firms and hiring any persons through such solicitations if Executive was not aware of such person’s prior employment with the Company; provided, that Executive does not encourage or advise such firm to approach any such employee and such searches are not targeted or focused on the Company’s employees, or (B) responding to or hiring any employee of the Company who contacts Executive at his or her own initiative without any prior direct or indirect encouragement or solicitation from Executive if Executive was not aware of such person’s prior employment with the Company.

(d) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 1 hereof, the Company shall have the following rights and remedies:

(i) the right and remedy to have the provisions of this Appendix specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by Executive as the result of any transactions constituting a breach of any of the provisions of this Section 1, and Executive hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(e) If any of the covenants contained in Section 1 or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

(f) If any of the covenants contained in Section 1, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the

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parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

(g) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 1 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

(h) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Executive, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(i) The period of time during which the provisions of this Appendix shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

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